                                               Filed Pursuant to Rule 424(b)(5)
                                                 Registration Number 333-54150
PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED JANUARY 26, 2001)

                                2,000,000 SHARES

                  (RARE HOSPITALITY INTERNATIONAL, INC. LOGO)

                      RARE HOSPITALITY INTERNATIONAL, INC.

                                  COMMON STOCK

--------------------------------------------------------------------------------

     RARE Hospitality International, Inc. is offering 2,000,000 shares of its common stock. Our common stock is traded on the Nasdaq National Market under the symbol "RARE." The last reported sale price of our common stock on the Nasdaq National Market on February 1, 2001 was $28.13 per share.

--------------------------------------------------------------------------------

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-3 OF THIS PROSPECTUS SUPPLEMENT.

                                                              PER SHARE      TOTAL
                                                              ---------   -----------
Public Offering Price.......................................   $26.00     $52,000,000
Underwriting Discounts and Commissions......................   $  .70     $ 1,400,000
Proceeds, before expenses, to RARE Hospitality..............   $25.30     $50,600,000

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS TO WHICH IT RELATES ARE TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The underwriter listed below will purchase our common stock on a firm commitment basis, subject to various conditions. We have granted the underwriter a 30-day option to purchase up to an additional 300,000 shares of common stock to cover over-allotments. See "Underwriting."

--------------------------------------------------------------------------------

                          FIRST UNION SECURITIES, INC.

          The date of this prospectus supplement is February 1, 2001.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT

Important Notice About Information in this Prospectus
  Supplement and the Accompanying Prospectus................   S-3
Recent Developments.........................................   S-3
Risk Factors................................................   S-3
Use of Proceeds.............................................   S-7
Capitalization..............................................   S-8
Underwriting................................................   S-9
Legal Matters...............................................  S-10
Experts.....................................................  S-10

                            PROSPECTUS
Important Information About This Prospectus.................     3
How to Obtain Additional Information........................     3
This Prospectus Incorporates Information by Reference to
  Other Documents...........................................     4
This Prospectus Contains Forward-Looking Statements.........     4
RARE Hospitality International, Inc.........................     5
Use of Proceeds.............................................     5
Consolidated Ratios of Earnings to Fixed Charges............     6
Description of Common Stock.................................     6
Plan of Distribution........................................    31
Legal Opinions..............................................    32
Experts.....................................................    32

                             ---------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE ARE NOT MAKING AN OFFER OF THE COMMON STOCK IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE LATER THAN FEBRUARY 1, 2001.

                   IMPORTANT NOTICE ABOUT INFORMATION IN THIS
             PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

     This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part, the base prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the "prospectus," we are referring to both parts combined.

                              RECENT DEVELOPMENTS

     On January 23, 2001, we announced that we expect to report fourth quarter 2000 diluted earnings per share in the range of $0.32 to $0.33, exceeding the consensus analyst estimate of $0.29 per diluted share and an increase of approximately 40% over the $0.23 per diluted share earned in the fourth quarter of 1999. For the 53-week year ended December 31, 2000, we expect to report diluted earnings per share in the range of $1.22 to $1.23, before a nonrecurring item relating to the settlement of a previously disclosed legal dispute, an increase of approximately 47% over the $0.83 per diluted share earned in 1999 (a 52-week year), before the cumulative effect of change in accounting principle. Prior-period results have been adjusted to reflect a three-for-two stock split that occurred in September 2000. We presently expect to report our final results for the fourth quarter and full year at 7:00 a.m. Eastern time on February 20, 2001.

                                  RISK FACTORS

     Before purchasing our common stock, you should carefully consider the risks described below in this section and the risks described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

THERE ARE A LARGE NUMBER OF SHARES THAT MAY BE SOLD IN THE MARKET FOLLOWING THIS OFFERING, WHICH MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

     Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. Upon completion of this offering, we will have outstanding an aggregate of 20,756,269 shares of common stock, assuming no exercise of outstanding options. All of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933 unless these shares are purchased by affiliates. As of February 1, 2001, our executive officers and directors owned approximately 963,038 shares of our common stock. In connection with this offering, we have not entered into any lock-up or other agreements with those officers and directors that would restrict their ability to sell or transfer their shares of common stock. As a result, their shares are freely tradeable at any time during or after this offering. In addition, as of February 1, 2001, 3,149,696 shares are issuable upon exercise of options granted by us, which have also been registered for resale on registration statements filed with the SEC.

WE MAY INCUR ADDITIONAL COSTS AND REDUCED PROFITS BY FAILING TO OPEN OR BY DELAYING THE OPENING OF PLANNED RESTAURANTS.

     We currently plan to open approximately 21 to 25 new restaurants in 2001. If we are unable to open a new restaurant or have to delay the opening of a new restaurant, we may incur substantial costs we would not otherwise incur, which may directly decrease our profits. We may be unable to open such restaurants, or unable to open them on time, due to factors such as:

     - Our inability to find quality locations to open new restaurants;

     - Our inability to reach acceptable agreements regarding the lease or purchase of locations on which to open new restaurants;

     - Our inability to raise or have available an adequate amount of money to construct and open new restaurants;

     - Our inability to hire, train and retain the skilled management and other employees necessary to staff new restaurants when they are scheduled to open;

     - Our inability to obtain, for an acceptable cost, the permits and approvals required to open new restaurants; and

     - Our inability to efficiently manage the amount of time and money used to build and open each new restaurant.

     In addition, if we believe that we will be unable to open a new restaurant because of one of the above factors, we may have to stop construction of the restaurant or terminate any lease or purchase contract that we entered regarding such restaurant and pay damages or a termination fee to the other party to the contract. All of these factors could lead to an increase in our operating expenses and a decrease in our profits. The failure to open new restaurants on a timely basis will also reduce the sales those restaurants would have contributed to our projected revenues.

OUR EXPANSION MAY STRAIN OUR INFRASTRUCTURE, WHICH COULD SLOW OUR RESTAURANT DEVELOPMENT.

     We also face the risk that our existing systems and procedures, restaurant management systems, financial controls, and information systems will be inadequate to support our planned expansion. We cannot predict whether we will be able to respond on a timely basis to all of the changing demands that our planned expansion will impose on management and these systems and controls. If we fail to continue to improve our information systems and financial controls or to manage other factors necessary for us to achieve our expansion objectives, our operating results or cash flows could be materially adversely affected.

FLUCTUATIONS IN OUR OPERATING RESULTS MAY RESULT IN DECREASES IN OUR STOCK
PRICE.

     Our operating results may fluctuate significantly because of several factors, including the timing of new restaurant openings and related expenses, profitability of new restaurants, increases or decreases in comparable restaurant sales, changes in consumer preferences, competitive factors and weather conditions. As a result, our operating results may fall below the expectations of public market analysts and investors. In any event, the price of our common stock would likely decrease.

     In the past, our pre-opening costs have varied significantly from quarter to quarter primarily due to the timing of restaurant openings. We typically incur most preopening costs for a new restaurant within the two months immediately preceding, and the month of, its opening. In addition, our labor and operating costs for a newly opened restaurant during the first three to six months of operation are materially greater than what can be expected after that time, both in aggregate dollars and as a percentage of restaurant sales. Accordingly, the volume and timing of new restaurant openings in any quarter has had and is expected to continue to have a significant impact on quarterly pre-opening costs, labor, direct and occupancy costs. Due to these factors, results for a quarter may not indicate results to be expected for any other quarter or for a full fiscal year.

UNANTICIPATED EXPENSES AND MARKET ACCEPTANCE COULD AFFECT THE PROFITABILITY OF RESTAURANTS WE OPEN IN NEW MARKETS.

     As part of our expansion plans, we may open new restaurants in areas in which we have little or no operating experience and in which potential customers may not be familiar with our restaurants. As a result, we may have to incur costs related to the opening, operation and promotion of those new restaurants that are substantially greater than those incurred in other areas. Even though we may incur substantial additional opening and promotion costs with these new restaurants, they may attract fewer customers than our more established restaurants in existing markets. As a result, the revenue and profit generated at new restaurants may not equal the revenue and profit generated by our existing restaurants. The new restaurants may even operate at a loss. Because of our limited number of existing restaurants, if we open one or more new restaurants that we are unable to operate at a profit, this could have a significant adverse effect on our overall profits.

     Even if we do not incur substantial opening and promotion costs in opening a new restaurant that we would not otherwise usually incur, we may not be able to profitably operate a new restaurant in new markets. If we open restaurants in areas where we did not previously have a restaurant, we may not be able to attract enough customers to operate those restaurants at a profit because potential customers may be unfamiliar with our restaurants or the atmosphere or menu of our restaurants might not appeal to them.

     Another part of our expansion plans is to open restaurants in markets in which we already have existing restaurants. We may be unable to attract enough customers to the new restaurants for them to operate at a profit. Even if we are able to attract enough customers to the new restaurants to operate them at a profit, those customers may be former customers of one of our existing restaurants in that market and the opening of a new restaurant in the existing market could reduce the revenue of our existing restaurants in that market.

WE MAY EXPERIENCE HIGHER OPERATING COSTS DUE TO INCREASED PRICES AND SALARIES, WHICH WILL REDUCE OUR PROFITS IF WE CANNOT INCREASE MENU PRICES TO COVER THEM.

     If we have to increase the compensation to our employees or pay higher prices for energy, supplies and food items, we may have an increase in operating costs. If we are unable to increase our menu prices or take other actions to offset our increased operating costs, our profits will decrease. Many factors affect the prices that we have to pay for the various food and other items that we need to operate our restaurants, including seasonal fluctuations, longer term cycles and other fluctuations in livestock markets, changes in weather or demand and inflation. Factors that may affect the salaries and benefits that we pay to our employees, include the local unemployment rates and changes in minimum wage and employee benefits laws. In addition to the above factors over which we have no control, we may introduce new menu items and operating procedures which may either temporarily or permanently result in increased food or labor costs.

WE MAY LOSE REVENUE OR INCUR INCREASED COSTS IF OUR RESTAURANTS DO NOT RECEIVE FREQUENT DELIVERIES OF FOOD AND OTHER SUPPLIES.

     We have a contract with a single distributor for the distribution of most meat, food and other supplies for our LongHorn Steakhouse, Bugaboo Creek and The Capital Grille restaurants. If this distributor does not perform adequately, our inability to replace this distributor in a short period of time on acceptable terms could increase our costs or could cause shortages at our restaurants of food and other items which may cause us to remove certain items from a restaurant's menu or temporarily close a restaurant. If we temporarily close a restaurant or remove popular items from a restaurant's menu, that restaurant may experience a significant reduction in revenue during the time affected by the shortage or thereafter as our customers may change their dining habits as a result.

WE COULD FACE LABOR SHORTAGES WHICH COULD SLOW OUR GROWTH.

     Our success depends in part upon our ability to attract, motivate and retain a sufficient number of qualified employees, including restaurant managers, kitchen staff and servers, necessary to continue our operations and to keep pace with our expansion schedule. Qualified individuals of the requisite caliber and quantity needed to fill these positions are in short supply in some areas. Any future inability to recruit and retain sufficient individuals may delay the planned openings of new restaurants. Any such delays or any material increases in employee turnover rates in existing restaurants could have a material adverse effect on our business, financial condition, operating results or cash flows. Additionally, competition for qualified employees could require us to pay higher wages to attract a sufficient number of competent employees, resulting in higher labor costs.

OUR FUTURE PERFORMANCE DEPENDS ON OUR SENIOR MANAGEMENT WHO ARE EXPERIENCED IN RESTAURANT MANAGEMENT AND WHO COULD NOT EASILY BE REPLACED WITH EXECUTIVES OF EQUAL EXPERIENCE AND CAPABILITIES.

     We believe that we depend significantly on the services of Philip J. Hickey, Jr. and Eugene I. Lee, Jr. If we lost the services of either Messrs. Hickey or Lee, for any reason, we may be unable to replace them with qualified personnel which could have a material adverse effect on our business and development. Although we have employment agreements with Messrs. Hickey and Lee, we cannot prevent them from terminating their employment with us. Also, we do not carry key person life insurance on Messrs. Hickey or Lee.

OUR RESTAURANTS MAY NOT BE ABLE TO CONTINUE TO COMPETE SUCCESSFULLY WITH OTHER RESTAURANTS OR RESTAURANT CONCEPTS WHICH COULD LEAD TO A REDUCTION IN OUR REVENUES.

     If our restaurants are unable to continue to compete successfully with other restaurants in new and existing markets, we may lose significant revenue. Our industry is intensely competitive with respect to price, service, location, type and quality of food. We compete with other restaurants for customers, restaurant locations, qualified management and other restaurant staff. Our LongHorn Steakhouse and Bugaboo Creek restaurants compete with other mid-priced, full service, casual dining restaurants, including steakhouses such as Outback Steakhouse, Lone Star Steaks and Logan's Roadhouse. Our The Capital Grille restaurants compete with other upscale restaurants, including steakhouses, such as Morton's of Chicago, Ruth's Chris Steakhouse and The Palm as well as independent operators. Some of our competitors have greater financial resources than us, have been in business longer or are better established in the markets where our restaurants are located or are planned to be located.

CHANGING CONSUMER PREFERENCES AND DISCRETIONARY SPENDING PATTERNS COULD FORCE US TO MODIFY OUR RESTAURANT'S CONCEPT AND MENU AND COULD RESULT IN A REDUCTION IN OUR REVENUES.

     Even if we are able to successfully compete with other restaurant companies with similar concepts, we may be forced to make changes in one or more of our concepts in order to respond to changes in consumer tastes or dining patterns. Consumer preferences could be affected by health concerns about the consumption of beef, the primary item on our LongHorn Steakhouse and The Capital Grille menu, or by specific events such as the outbreak of "mad cow disease" which occurred in the United Kingdom. If we change a restaurant concept, we may lose additional customers who do not prefer the new concept and menu, and may not be able to attract a sufficient new customer base to produce the revenue needed to make the restaurant profitable. In addition, we may have different or additional competitors for our intended customers as a result of such a concept change and may not be able to successfully compete against such competitors. Our success also depends on numerous factors affecting discretionary consumer spending, including economic conditions, disposable consumer income and consumer confidence. Adverse changes in these factors could reduce guest traffic or impose practical limits on pricing, either of which could reduce revenues and operating income.

WE MAY INCUR ADDITIONAL COSTS OR LIABILITIES AND LOSE REVENUE AS THE RESULT OF GOVERNMENT REGULATION.

     Our restaurants are subject to extensive federal, state and local government regulation, including regulations related to the preparation and sale of food, the sale of alcoholic beverages, zoning and building codes, and other health, sanitation and safety matters. Our restaurants may lose revenue if they are unable to maintain liquor or other licenses required to serve alcoholic beverages or food. If one or more of our restaurants was unable to serve alcohol or food for even a short time period, we could experience a reduction in our overall revenue.

     The costs of operating our restaurants may increase if there are changes in laws governing minimum hourly wages, workers' compensation insurance rates, unemployment tax rates, sales taxes or other laws and regulations, such as the federal Americans with Disabilities Act, which governs access for the disabled. If any of the above costs increased and we were unable to offset such increase by increasing our menu prices or by other means, our profits would decline.

     Our restaurants are subject in each state in which we operate to "dram shop" laws which allow a person to sue us if that person was injured by a legally intoxicated person who was wrongfully served alcoholic beverages at one of our restaurants. A lawsuit under a dram shop law may result in a verdict in excess of our liability insurance policy limits which could result in substantial liability for us and which may have a material adverse effect on our profitability.

                                USE OF PROCEEDS

     We expect the net proceeds from this sale of common stock to be approximately $50.1 million after deducting commissions and estimated expenses. We intend to use substantially all of the net proceeds to repay indebtedness outstanding under our $100 million revolving credit facility. Pending this use, we intend to invest these funds in short-term, interest-bearing, investment-grade obligations.

     We currently have approximately $60.5 million outstanding under our credit facility. Amounts outstanding under our credit facility bear interest at LIBOR plus a margin of 1.25% to 2%, or the administrative agent's prime rate of interest plus a margin of 0% to 0.75%. Approximately $56.0 million of our indebtedness bears interest at LIBOR plus a margin of 1.5%. Approximately $4.5 million of our indebtedness bears interest at the administrative agent's prime rate. Amounts currently outstanding under our credit facility mature on various dates in February 2001. Under our interest rate swap agreements, the interest rate on the first $50.0 million of indebtedness under the credit facility is effectively fixed at 6.226%, plus the applicable margin, through May 2001.

                                 CAPITALIZATION

     The following table describes our capitalization as of October 1, 2000:

     - on an actual basis; and

     - on an as adjusted basis to reflect our receipt and application of the estimated net proceeds from this offering.

     You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and related notes and the other financial information appearing elsewhere or incorporated by reference in this prospectus.

                                                                 OCTOBER 1, 2000
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                              (DOLLARS IN THOUSANDS)
Long term debt..............................................  $ 51,200    $  1,150
Shareholders' equity:
  Preferred stock, no par value; 10,000,000 shares
     authorized; no shares issued or outstanding............        --          --
  Common stock, no par value; 25,000,000 shares authorized;
     19,458,738 shares issued and 18,587,988 shares
     outstanding, actual; 21,458,738 shares issued and
     20,587,988 shares outstanding, as adjusted.............   122,132     172,182
Unearned compensation -- restricted stock...................      (330)       (330)
Retained earnings...........................................    46,303      46,303
Treasury stock at cost; 870,750 shares......................    (9,751)     (9,751)
                                                              --------    --------
          Total shareholders' equity........................  $158,354    $208,404
                                                              --------    --------
          Total capitalization..............................  $209,554    $209,554
                                                              ========    ========

     The number of shares of common stock to be issued and outstanding, as adjusted, is based on the number of shares outstanding as of October 1, 2000 and does not include 2,745,146 shares issuable as of October 1, 2000 upon the exercise of outstanding options granted by us.

                                  UNDERWRITING

     The underwriter, First Union Securities, Inc., has agreed with us, subject to the terms and conditions set forth in the underwriting agreement, to purchase from us 2,000,000 shares of common stock. The underwriter is committed to purchase and pay for all such shares if any are purchased.

     The underwriter has advised us that it proposes to offer the shares of common stock to the public at the offering price set forth on the cover page of this prospectus supplement. After the completion of this offering, the public offering price may be reduced by the underwriter. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.

                                                            PER SHARE   WITHOUT OPTION   WITH OPTION
                                                            ---------   --------------   -----------
Public offering price.....................................   $26.00      $52,000,000     $59,800,000
Underwriting discount.....................................     0.70        1,400,000       1,610,000
                                                             ------      -----------     -----------
Proceeds, before expenses, to RARE Hospitality
  International, Inc......................................   $25.30      $50,600,000     $58,190,000
                                                             ======      ===========     ===========

     The expenses of this offering, not including the underwriting discount, are estimated at $550,000 and are payable by us.

     Over-allotment Option. We have granted to the underwriter an option exercisable during the 30-day period after the date of this prospectus supplement, to purchase up to 300,000 additional shares of common stock at the same price per share as we will receive for the 2,000,000 shares that the underwriter has agreed to purchase. To the extent that the underwriter exercises this option, the underwriter will have a firm commitment, subject to certain conditions, to purchase that number of shares with respect to which the option is exercised. If purchased, the additional shares will be sold by the underwriter on the same terms as those on which the 2,000,000 shares are being sold.

     Indemnity. We have agreed to indemnify the underwriter against certain civil liabilities, including liabilities under the Securities Act of 1933 and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriter may be required to make in respect thereof.

     Our directors and executive officers have not entered into any lock-up agreements with the underwriter.

     The underwriter does not intend to confirm sales to accounts over which it exercises discretionary authority.

     Stock Market Listing. Our common stock is traded on the Nasdaq National Market under the symbol "RARE."

     Stabilization. The underwriter has advised us that, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, certain persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market.

     - A "stabilizing bid" is a bid for or the purchase of the common stock on behalf of the underwriter for the purpose of fixing or maintaining the price of the common stock.

     - A "syndicate covering transaction" is the bid for or the purchase of the common stock on behalf of the underwriter to reduce a short position incurred by the underwriter in connection with this offering.

     - A "penalty bid" is an arrangement permitting the underwriter to reclaim the selling concession otherwise accruing to the underwriter in connection with the offering if the common stock originally sold by the underwriter is purchased by the underwriter's representative in a syndicate covering transaction and has therefore not been effectively placed by the underwriter.

The underwriter has advised us that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     Passive Market Making. In connection with this offering, the underwriter may engage in passive market making transactions in the common stock on the Nasdaq National Market in accordance with Rule 103 of the Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

     The shares of our common stock are offered by the underwriter, subject to prior sale, when, as and if issued to and accepted by the underwriter, subject to approval of certain legal matters by counsel for the underwriter and certain other conditions. The underwriter reserves the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

     The underwriter and its affiliates have engaged in, and may in the future engage in, investment banking, commercial banking, financial advisory services and other commercial dealings in the ordinary course of business with us. It has received customary fees and commissions for these transactions. In particular, an affiliate of First Union Securities, Inc. is the administrative agent and a lender under our revolving credit facility.

     U.S. Bancorp Piper Jaffray Inc. has acted as financial advisor to us in connection with this offering.

                                 LEGAL MATTERS

     Alston & Bird LLP, Atlanta, Georgia, will pass upon the validity of the securities offered hereby and some other legal matters on our behalf. Certain legal matters relating to these securities and to this offering will be passed upon for the underwriters by Smith, Gambrell & Russell, LLP, Atlanta, Georgia.

                                    EXPERTS

     The consolidated financial statements of RARE Hospitality International, Inc. as of December 26, 1999 and December 27, 1998 and for each of the years in the three-year period ended December 26, 1999, have been incorporated by reference herein and in the prospectus supplement upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

                                  $75,000,000

                                RARE HOSPITALITY
                              INTERNATIONAL, INC.

                    COMMON STOCK, PREFERRED STOCK, WARRANTS,
               DEBT SECURITIES AND GUARANTEES OF DEBT SECURITIES

     We may from time to time offer and sell, in one or more series or classes, up to a total of $75,000,000 of the following debt and equity securities:

-  common stock               -  debt securities
-  preferred stock            -  guarantees of debt securities
-  warrants

     We may offer these securities in one or more offerings in amounts, at prices and on terms determined at the time of the offering.

     Our common stock is listed on the Nasdaq National Market under the symbol "RARE."

                             ---------------------

     YOU SHOULD REFER TO THE RISK FACTORS INCLUDED IN OUR PERIODIC REPORTS AND OTHER INFORMATION THAT WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION AND CAREFULLY CONSIDER THAT INFORMATION BEFORE BUYING OUR SECURITIES.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL AND COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                The date of this prospectus is January 26, 2001.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Important Information About this Prospectus.................     3
How to Obtain Additional Information........................     3
This Prospectus Incorporates Information by Reference to
  Other Documents...........................................     4
This Prospectus Contains Forward-Looking Statements.........     4
RARE Hospitality International, Inc.........................     5
Use of Proceeds.............................................     5
Consolidated Ratios of Earnings to Fixed Charges............     6
Description of Common Stock.................................     6
Description of Preferred Stock..............................    13
Description of Warrants.....................................    16
Description of Debt Securities..............................    17
Plan of Distribution........................................    31
Legal Opinions..............................................    32
Experts.....................................................    32

                  IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

     This prospectus is part of a "shelf" registration statement that we filed with the United States Securities and Exchange Commission, or the "SEC." By using a shelf registration statement, we may sell any combination of the securities described in this prospectus from time to time in one or more offerings. We may use the shelf registration statement to offer and sell up to a total of $75 million of our securities. This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities offered. The supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and any supplement, together with the additional information described under the heading "How to Obtain Additional Information."

     You should rely only on the information contained or incorporated by reference in this prospectus and the supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and incorporated by reference, is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

     We will not use this prospectus to offer and sell securities unless it is accompanied by a supplement that more fully describes the securities being offered and the terms of the offering.

                      HOW TO OBTAIN ADDITIONAL INFORMATION

     We file reports, proxy statements and other information with the SEC. Our filings with the SEC are available on the Internet at the SEC's website at http://www.sec.gov. You may read and copy any document that we file with the SEC at the SEC's public reference rooms at the following addresses:

  450 Fifth Street, N.W.      Seven World Trade Center          Citicorp Center
         Room 1024                   13th Floor             500 West Madison Street
  Washington, D.C. 20549      New York, New York 10048            Suite 1400
                                                            Chicago, Illinois 60661

     You can call the SEC at 1-800-SEC-0330 for more information about the public reference rooms and their copy charges. Our common stock is listed on The Nasdaq National Market under the symbol "RARE." You may also inspect the reports and other information that we file with the SEC at The Nasdaq Stock Market, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

     We filed a registration statement on Form S-3 with the SEC that covers the securities described in this prospectus. For further information about us and about these securities, you should refer to our registration statement and its exhibits. In this prospectus, we have summarized material provisions of our material contracts and other documents. Since this prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to the registration statement. The registration statement can be obtained from the SEC, as described above, or from us at the address provided on
page               .

                    THIS PROSPECTUS INCORPORATES INFORMATION
                        BY REFERENCE TO OTHER DOCUMENTS

     The SEC allows us to "incorporate by reference" the information that we file with the SEC. This means that we can disclose important information to you by referring you to information and documents that we have filed with the SEC. Any information that we refer to in this manner is considered part of this prospectus. Any information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus.

     We are incorporating by reference the following documents that we have previously filed with the SEC:

     - Our Annual Report to Shareholders filed on Form 10-K for the fiscal year ended December 26, 1999, excluding the information included in those sections of our Proxy Statement for the 2000 Annual Meeting of Shareholders entitled "Shareholder Return Analysis" and "Compensation Committee's Report on Executive Compensation";

     - Our Quarterly Reports filed on Form 10-Q for the fiscal quarters ended April 2, 2000, July 2, 2000 and October 1, 2000;

     - Our Current Reports filed on Form 8-K, dated January 24, 2001 and January 26, 2001;

     - The description of our common stock contained in our Registration Statement on Form S-1, filed with the SEC on February 5, 1993 (SEC File No. 333-57942), including all amendments or reports filed by us for the purpose of updating that description; and

     - The description of the series A junior participating preferred stock purchase rights associated with each share of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on November 6, 1997, including all amendments or reports filed by us for the purpose of updating that description.

     We are also incorporating by reference any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus. In no event, however, will any of the information that we disclose under Item 9 of any Current Report on Form 8-K that we may from time to time file with the SEC be incorporated by reference into, or otherwise included in, this Prospectus. You may request a free copy of any documents referred to above, including exhibits specifically incorporated by reference in those documents, by contacting us at the following address:

                      RARE Hospitality International, Inc.
                        8215 Roswell Road, Building 600
                             Atlanta, Georgia 30350
                           Telephone: (770) 399-9595
                           Facsimile: (770) 901-6624
                         Attention: Ms. Joia M. Johnson

              THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements which involve risks and uncertainties. You can identify these forward-looking statements through our use of words such as "may," "will," "intend," "project," "expect," "anticipate," "assume," "believe," "estimate," "continue," or other similar words. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may be beyond our control. Our actual results may differ significantly from those expressed or implied in our forward-looking statements.

     Before you decide whether to purchase any of our securities, in addition to the other information in this prospectus, you should carefully consider the risk factors set forth under the heading "Safe Harbor Compliance Statement for Forward-Looking Statements" in our Current Report on Form 8-K, dated January 26, 2001, which is incorporated by reference into this prospectus, and which we may update from time to time by our future filings under the Securities Exchange Act. For more information, see the section entitled "This Prospectus Incorporates Information by Reference to Other Documents."

     You should also carefully consider any other factors contained in this prospectus or in any accompanying supplement, including the information incorporated by reference into this prospectus or into any accompanying supplement. You should pay particular attention to those factors discussed in any supplement under the heading "Risk Factors." You should not rely on the information contained in any forward-looking statements, and you should not expect us to update any forward-looking statements unless these statements become materially false or misleading.

                      RARE HOSPITALITY INTERNATIONAL, INC.

     We operate and franchise over 170 restaurants throughout the United States under the following names:

     - LongHorn Steakhouse;

     - Bugaboo Creek Steak House and Bugaboo Creek Lodge & Bar; and

     - The Capital Grille;

We also operate several specialty restaurants under the names Hemenway's Seafood Grille & Oyster Bar and The Old Grist Mill Tavern.

     We were incorporated under the laws of the State of Georgia in December 1982 as LongHorn Steaks, Inc., and we changed our name to RARE Hospitality International, Inc. on January 13, 1997. As a result of this change, our common stock, which previously traded on the Nasdaq National Market under the symbol "LOHO," began trading under its current symbol "RARE."

     Unless the context indicates otherwise, the terms "we," "our" and "us" are used in this prospectus for purposes of convenience and are intended to refer to RARE Hospitality International, Inc. and its subsidiaries. Our principal executive offices are located at RARE Hospitality International, Inc., 8215 Roswell Road, Building 600, Atlanta, Georgia 30350, our telephone number is
(770) 399-9595, and our facsimile number is (770) 901-6624.

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable prospectus supplement, the net proceeds we receive from the sale of these securities will be used for general corporate purposes, which may include:

     - repaying our outstanding bank debt or other indebtedness that we may from time to time incur;

     - constructing, improving, maintaining and acquiring property for restaurants;

     - financing future acquisitions that we may from time to time consider; and

     - general working capital.

     Pending this use, we may temporarily invest the net proceeds. We will disclose in the prospectus supplement any proposal to use the net proceeds from any offering of securities in connection with a planned acquisition.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

     Our consolidated ratio of earnings to fixed charges, including our consolidated subsidiaries, is computed by dividing earnings by fixed charges. For the purpose of computing the ratio of earnings to fixed charges, earnings consist of earnings (loss) from continuing operations before the cumulative effect of changes in accounting principles and provisions for income taxes, plus fixed charges, excluding capitalized interest. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, amortization of debt costs, discounts and issue costs, whether expensed or capitalized. The following table sets forth our consolidated ratios of earnings to fixed charges for the periods shown:

                                     FISCAL YEARS ENDED
---------------------------------------------------------------------------------------------  NINE MONTHS ENDED
DECEMBER 31, 1995  DECEMBER 29, 1996  DECEMBER 28, 1997  DECEMBER 27, 1998  DECEMBER 26, 1999   OCTOBER 1, 2000
-----------------  -----------------  -----------------  -----------------  -----------------  -----------------
      9.43               6.93              (4.54)              4.05               4.88               6.43

                          DESCRIPTION OF COMMON STOCK

     The following summary of the terms of our common stock, including our amended and restated articles of incorporation, as amended, and our bylaws, as amended, may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our articles of incorporation and bylaws, which we have filed as exhibits to the registration statement which contains this prospectus. You should refer to, and read this summary together with, our articles of incorporation and bylaws to review all of the terms of our common stock that may be important to you.

GENERAL

     Under our articles of incorporation, we are authorized to issue a total of 25,000,000 shares of common stock. As of January 15, 2001, we had issued and outstanding 18,756,269 shares of our common stock held by approximately 380 shareholders of record. All outstanding shares of common stock are fully paid and nonassessable. Our common stock is listed on the Nasdaq National Market under the symbol "RARE."

DIVIDENDS

     Holders of our common stock are entitled to participate equally in dividends when our board of directors declares dividends on our common stock out of legally available funds. The rights of the holders of our common stock are subject to the preferences of holders of any preferred stock that we may from time to time issue.

VOTING RIGHTS

     Except as otherwise provided by law or by the designation of the preferences, limitations and relative rights of any series of preferred stock that we may from time to time issue, holders of our common stock hold the sole voting power. Each holder of common stock is entitled to cast one vote for each share held on all matters voted on by our shareholders. We presently do not permit cumulative voting for the election of members of the board of directors. When a quorum is present at any meeting, questions brought before the meeting will be decided by the vote of the holders of a majority of the shares present, whether in person or by proxy, except when the meeting involves matters requiring the vote of the holders of a majority of all outstanding shares under Georgia law.

LIQUIDATION AND DISSOLUTION

     In the event of our liquidation, dissolution, or winding up, voluntarily or involuntarily, holders of our common stock will have the right to a ratable portion of the assets remaining after satisfaction in full of the prior rights of our creditors and of all liabilities, and after payment has been made to the holders of each series of preferred stock that we may from time to time issue in the amount to which they are entitled under the series designations.

SHAREHOLDER PROTECTION RIGHTS AGREEMENT

     The following summary of our shareholder protection rights agreement is not complete and is qualified in its entirety by reference to the rights agreement, which is filed as an exhibit to the registration statement of which this prospectus is part. You should also refer to our articles of incorporation, which contain the terms of our series A junior participating preferred stock, and to the section below entitled "Description of Preferred Stock -- Series A Junior Participating Preferred Stock" for a summary of those terms.

  General

     Each share of our common stock includes the right to purchase one one-hundredth of a share of our series A junior participating preferred stock under the terms of our shareholder protection rights agreement with SunTrust Bank, as rights agent. These rights do not become exercisable or separately transferable until the separation time, which is the earlier of:

     (1) a "flip-in date," which is the tenth business day, unless changed by our board of directors, following our public announcement that a person or group affiliated or associated persons has acquired, obtained the right to acquire, or otherwise obtained beneficial ownership of 15% or more of our then-outstanding shares of common stock; or

     (2) the tenth business day, unless changed by our board of directors, following the commencement of a tender offer or exchange offer that would result in a person or group of affiliated or associated persons beneficially owning 15% or more of our then-outstanding shares of common stock.

     A separation time will not occur if the person or group of persons acquiring, or attempting to acquire 15% or more of our common stock is:

     (1) a beneficial owner of 15% or more of our common stock on November 4, 1997, unless such person or group acquires beneficial ownership of additional shares of our common stock after that date;

     (2) a person who acquires beneficial ownership of 15% or more of our common stock without any intention to control us and who promptly divests sufficient shares so that they no longer beneficially own 15% or more of our common stock; or

     (3) a person who is or becomes a beneficial owner of 15% or more of our common stock as a result of an option granted by us in connection with an agreement to acquire or merge with us prior to a flip-in date.

     After the separation time, we will mail to holders of our common stock certificates representing the rights. The rights are not exercisable until the separation time and will expire on November 4, 2007, unless we redeem them.

     We may, at any time before a flip-in date, elect to redeem the rights at a price of $0.01 per right. Our board of directors may condition the redemption of the rights upon the occurrence of a specified future time or event.

     If a flip-in date occurs, and if we have not redeemed the rights, then each holder of a right may exercise that right to acquire shares of common stock having a value equal to twice the exercise price of the right. The exercise price of the right is currently $32.00. The exercise price payable and the number of rights outstanding are subject to adjustment from time to time to prevent dilution in the event of a stock dividend, stock split or reverse stock split, or other recapitalization which would change the number of shares of common stock outstanding.

     If a holder of a right exercises that right following a flip-in date, we may issue shares of our series A preferred stock, instead of shares of our common stock, at a ratio of one one-hundredth of a share of series A preferred stock for each share of common stock that would otherwise be issued. If we do not have sufficient treasury shares or authorized but unissued shares of our common stock or series A preferred stock to permit holders of rights to exercise their rights in full, then we may substitute cash, debt or equity securities or other assets, or any combination of those substitutes.

     After a flip-in date, and prior to the time that any person or group of persons becomes the beneficial owner of more than 50% of our common stock, our board of directors may elect to exchange all outstanding rights for shares of our common stock at an exchange ratio of one share of common stock per right, as adjusted. Any rights that are, or were, beneficially owned by any person on or after the date that person acquired 15% or more of our common stock will be null and void.

     The rights agreement provides that if a person acquiring 15% or more of our common stock controls our board of directors, then we may not enter into an agreement relating to, consummate, or permit to occur any:

     (1) consolidation, merger or share exchange if either the person acquiring 15% or more of our common stock, or an affiliate or associate of that person, is a party to the transaction or if the terms of the transaction are not the same for that person as for the other holders of our common stock; or

     (2) sale or transfer of a majority of our assets, unless we enter into an agreement for the benefit of the holders of the rights providing that, upon consummation of the transaction, each right will become the right to purchase stock in the acquiring entity having a value equal to twice the exercise price of the rights for an amount in cash equal to the exercise price of the rights.

     If, prior to the separation time, we distribute securities or assets in exchange for shares of our common stock, other than regular cash dividends or a dividend paid solely in shares of our common stock, we will make adjustments to the exercise price, number of rights and otherwise as our board of directors deems appropriate.

     We may amend any provisions of the rights agreement at any time prior to a flip-in date without the approval of holders of the rights. After a flip-in-date, we may amend the rights agreement without approval of the rights holders only if the amendment does not materially adversely affect the interests of the holders of the rights, or to cure an ambiguity or to correct or supplement any provision which may be inconsistent with any other provision or otherwise defective.

     Until a right is exercised, the holder of a right will not have any shareholder rights by virtue of owning that right, including, but not limited to, the right to vote or to receive dividends.

  Potential Anti-Takeover Effect

     The rights may have anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors unless the offer is conditioned on that person or group acquiring a substantial number of rights. Because we may redeem the rights at any time on or prior to a flip-in date, the rights should not interfere with any merger, statutory share exchange or other business combination approved by our board of directors.

     The rights are intended to encourage persons who may seek to acquire control of us to initiate an acquisition through negotiations with our board of directors. However, the effect of the rights may be to discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial equity position in the equity securities of, or seeking to obtain control of us, even where some of our shareholders may find that transaction attractive. To the extent that any potential acquirors are deterred by the rights, the rights may have the effect of keeping our existing management in office.

PROVISIONS OF GEORGIA LAW HAVING AN ANTI-TAKEOVER EFFECT

     The following summary concerns applicable provisions of Georgia law that could be viewed as having the effect of discouraging an attempt to obtain control of us, even where some shareholders could find an acquisition desirable. This summary is not complete and is qualified in its entirety by reference to those provisions of Georgia law.

     Under Georgia law, unless a corporation provides differently in its articles of incorporation or bylaws, a merger or share exchange or sale of all or substantially all of the corporation's assets must be approved by a majority of all the votes entitled to be cast, voting as a single voting group. Shareholders of the corporation surviving a merger or share exchange need not approve the merger or share exchange if certain conditions are met. Neither our articles of incorporation nor our bylaws contain a provision which alters the requirements with respect to mergers or share exchanges or a sale of all or substantially all of our assets under Georgia law.

     The Georgia Business Corporation Code allows Georgia corporations to adopt bylaws that restrict business combinations with "interested shareholders" and contains fair price requirements that apply to mergers with "interested shareholders."

     Under Georgia law, once these provisions are adopted, they may be repealed only by the affirmative vote of at least two-thirds of the "continuing directors" and a majority of the votes entitled to be cast by the voting shares, other than the voting shares beneficially owned by an "interested shareholder." An "interested shareholder" is defined as the beneficial owner of 10% or more of the outstanding voting stock or an affiliate who within the past two years of a date in question was a beneficial owner of 10% or more of the outstanding voting stock. A "beneficial owner" is an owner of equity securities that the person, his, her or its associates and affiliates own, have a right to acquire or have a right to vote, directly or indirectly. "Continuing directors" are directors who have served prior to the time the interested shareholder acquired an ownership of 10% or more of the outstanding voting stock and who are unaffiliated with the interested shareholder.

  Interested Shareholder Transactions

     The Business Combinations with Interested Shareholders Provision generally prohibits us from entering into business combination transactions with any interested shareholder for a five-year period following the time that the shareholder became an interested shareholder. An interested shareholder may engage in a business combination transaction with us within the five-year period only if:

     (1) our board of directors consents to the transaction before the shareholder becomes an interested shareholder or has approved the transaction in which the shareholder became an interested shareholder;

     (2) the interested shareholder becomes the owner of at least 90% of the voting stock outstanding in the transaction in which it became an interested shareholder; or

     (3) after becoming an interested shareholder, the interested shareholder acquires additional shares resulting in the beneficial ownership of at least 90% of the outstanding voting shares, excluding "insider" shares, and the transaction was approved at an annual or special meeting of shareholders by the holders of a majority of the voting stock entitled to vote, excluding from that vote both insider shares and voting stock beneficially owned by the interested shareholder.

     "Insider shares" refer to shares owned by:

     (1) our directors or officers, their affiliates or associates;

     (2) our subsidiaries; and

     (3) our employee stock plans under which participants do not have the right to determine confidentially the extent to which shares held under the plans will be tendered in a tender or exchange offer.

  Fair Price Requirements

     The Fair Price Requirements Provision imposes requirements on "business combinations" of us with any interested shareholder. In addition to any vote required by law or by our articles of incorporation, under the Fair Price Requirements Provision, business combinations with an interested shareholder must meet one of the following criteria, which are designed to protect our minority shareholders:

     (1) the transaction must be unanimously approved by our continuing directors, provided that the continuing directors constitute at least three members of our board of directors at the time the transaction is approved;

     (2) the transaction must be recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by the voting shares, other than the voting shares beneficially owned by the interested shareholder who is, or whose affiliate is, a party to the business combination; or

     (3) the terms of the transaction must meet specified fair pricing criteria and other tests.

     We have adopted, and are subject to, the Business Combinations with Interested Shareholders Provision, but we have not adopted, and are therefore not subject to, the Fair Price Requirements Provision.

PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS HAVING AN ANTI-TAKEOVER EFFECT

     The following summary concerns provisions of our articles of incorporation and our bylaws that may make it less likely that our management would be changed or that someone would acquire voting control of us without the consent of our board of directors. These provisions may delay, deter or prevent tender offers or takeover attempts that our shareholders may believe are in their best interests, including tender offers or attempts that might allow shareholders to receive premiums over the market price of their common stock. This summary is not complete and is qualified in its entirety by reference to those provisions of our articles of incorporation and bylaws, each of which are filed as exhibits to the registration statement of which this prospectus is part.

  Common Stock

     Our board of directors can at any time, under our articles of incorporation and without shareholder approval, issue additional shares of our common stock. In some cases, our issuance of additional common stock without shareholder approval could discourage or make more difficult attempts to take control of us through a merger, tender offer, proxy contest or otherwise. Increasing the number of shares of issued and outstanding common stock could deter a takeover by increasing the number of voting shares that the person trying to take control of us will have to purchase in order to take control.

  Preferred Stock

     Our board of directors can at any time, under our articles of incorporation and without shareholder approval, issue one or more new series of preferred stock. In some cases, our issuance of preferred stock without shareholder approval could discourage or make more difficult attempts to take control of us through a merger, tender offer, proxy contest or otherwise. Preferred stock with special voting rights or other features issued to persons favoring management could stop a takeover by preventing the person trying to take control of us from acquiring enough voting shares necessary to take control.

  Classified Board of Directors

     Our board of directors is divided into three classes with as equal a number of directors in each class as possible. Directors elected by the shareholders to each class are serving or will serve three-year terms of office.

     The classification of our board of directors has the effect of making it more time-consuming to change majority control of our board of directors. At least two shareholder meetings, instead of one, will be required to effect a change in the majority control of our board of directors, except in the event of vacancies that result from a director's death or resignation, or from an increase in the number of directors, in which case the remaining directors would fill those vacancies. The longer time required to elect a majority of a classified board also helps to assure continuity and stability of our management and policies, since a majority of the directors at any given time will have prior experience as directors on our board of directors.

     The classified board is intended to encourage persons seeking to acquire control of us, through a proxy contest or otherwise, to initiate an acquisition through arms-length negotiations with our management and board of directors. The classified board could have the effect of discouraging a third party from making a tender offer or otherwise attempting to take over control of us, even though that attempt might be beneficial to our shareholders or favored by a majority of our shareholders. In addition, since the classified board is designed in part to discourage accumulations of large blocks of our common stock by purchasers whose objective is to have that stock repurchased by us at a premium, the classified board could tend to reduce the temporary fluctuation in the market price of our common stock which could be caused by that accumulation. Accordingly, holders of our common stock could be deprived of opportunities to sell their shares at a temporarily higher market price.

  Increase in the Number of Directors

     Our articles of incorporation and bylaws provide that the number of directors may be increased or decreased by resolution of our board of directors. As a result, by increasing the directors within a particular class, our board of directors could deter a third party's attempt to take control of us by increasing the amount of time necessary for that third party to elect a majority of our directors.

  Filling Vacancies in the Board of Directors

     Our articles of incorporation and bylaws provide that any vacancy on our board of directors, other than by reason of removal of a director by the shareholders, but including vacancies resulting from any increase in the number of directors, may be filled:

     (1) by two-thirds of the remaining members of the board though less than a quorum; or

     (2) if no director remains, by the holders of the shares of capital stock who are entitled to vote for the director with respect to which the vacancy is being filled.

     Accordingly, our board of directors could temporarily prevent any shareholder from enlarging our board and filling the new directorships with such shareholder's own nominees.

  Removal of Directors

     Under our articles of incorporation and bylaws, a director may be removed from office only for cause by the vote of at least 75% of all of the classes of stock that are entitled to vote in the election of the director voting as a single class. These requirements are more difficult to meet than would otherwise be required by Georgia law and make it more difficult for a person trying to take control of our board of directors to remove our directors.

  Special Meetings of Shareholders and Actions by Written Consent of
Shareholders

     Under our articles of incorporation and bylaws, our board of directors, chairman or president may call a special meeting of the shareholders. Our shareholders do not have the ability to call special meetings of the shareholders. Additionally, under our articles of incorporation and bylaws, actions that are required to be taken or permitted to be taken at a meeting of the shareholders may be taken without a meeting of the shareholders if all of the shareholders entitled to vote on the action agree in writing to take action without a meeting. The inability of our shareholders to call a special meeting of the shareholders or to take action without a meeting, absent the written consent of all of the shareholders entitled to vote, makes it more difficult for a person attempting to take control of us to organize the shareholders or to arrange a shareholder meeting that may be necessary to take control.

  Constituency Considerations

     Under our articles of incorporation, our board of directors, in addition to considering the effects of any action on the corporation or its shareholders, may consider the interests of our employees, customers, suppliers, and creditors, the communities in which our offices or other establishments are located, and all other factors which our directors consider pertinent. By allowing our directors to consider factors outside of the corporation and its shareholders, our directors have more freedom to reject offers of persons attempting to take over control of us.

  Restrictions on Amendments of Our Bylaws

     Our board of directors generally may alter, amend or repeal our bylaws or adopt new bylaws, and any bylaws adopted by our board of directors generally may be altered, amended or repealed by our shareholders. If our shareholders adopt or amend a bylaw, they may include in that bylaw a provision that prevents our board of directors from altering, amending or repealing that bylaw. Additionally, under our articles of incorporation and bylaws, some bylaw amendments or newly adopted bylaws must be approved by both our board of directors and our shareholders. These bylaw amendments, or newly adopted bylaws, include any that would alter or be inconsistent with provisions relating to:

     (1) the limitations on the liability of our directors;

     (2) the ability of our directors to consider constituencies such as our employees, customers, suppliers, creditors and the communities in which our offices or establishments are located, as well as any other factors that our board of directors may consider relevant, when making decisions;

     (3) our directors generally, including our directors' ability to increase or decrease the size of our board of directors, our classified board of directors, the vote required to elect directors, the procedure for removing directors or the procedures for filling vacancies on the board of directors;

     (4) the calling of special meetings of the shareholders or the taking of action by the shareholders without a meeting of the shareholders;

     (5) indemnification of our officers, directors and others;

     (6) our adoption of Georgia law provisions concerning business combinations with interested persons; or

     (7) limitations on the ability of our shareholders to amend our bylaws.

OTHER

     Holders of our common stock are not entitled to any preemptive or preferential right to purchase or subscribe for shares of capital stock of any class and have no conversion or sinking fund rights.

TRANSFER AGENT

     The transfer agent and registrar for our common stock is SunTrust Bank, located in Atlanta, Georgia.

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

                         DESCRIPTION OF PREFERRED STOCK

     The following summary describes generally the terms of preferred stock that we may offer from time to time in one or more series. The specific terms of a series of preferred stock will be described in the applicable prospectus supplement relating to that series of preferred stock along with any general provisions applicable to that series of preferred stock. The following description of our preferred stock, and any description of preferred stock in a prospectus supplement, may not be complete and is subject to, and qualified in its entirety by reference to, the certificate of designations relating to the particular series of preferred stock, which we will file with the SEC at or prior to the time of the sale of the preferred stock. You should refer to, and read this summary together with, the certificate of designations and the applicable prospectus supplement to review all of the terms of a particular series of our preferred stock that may be important to you.

GENERAL

     Under our articles of incorporation, our board of directors is authorized, without shareholder action, to authorize the issuance of up to 10,000,000 shares of our preferred stock, in one or more series. For each series of preferred stock, our board of directors may determine the voting powers, which shall not exceed one vote per share of preferred stock on any or all matters voted upon our shareholders generally, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions. As of the date of this prospectus, we have not designated or issued any series of preferred stock, other than the series A junior participating preferred stock, which we have designated, but not yet issued, in connection with our shareholder protection rights agreement.

     The prospectus supplement relating to a particular series of our preferred stock will describe the following specific terms of the series:

      (1) the title, designation, number of shares and stated value of the preferred stock;

      (2) the price at which we will issue the preferred stock;

      (3) the dividend rate, or method of calculating the dividend rate, the payment dates for dividends, whether the dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will begin to cumulate;

      (4) whether the preferred stock will be subject to redemption, and the redemption price and other terms and conditions relative to the redemption rights;

      (5) any sinking fund provisions;

      (6) whether shares of the preferred stock will be convertible or exchangeable and, if so, the securities or rights into which the preferred stock is convertible or exchangeable, and the terms and conditions upon which it may be converted or exchanged;

      (7) whether the shares of the preferred stock are denominated in, or payments may be payable in, a currency or currencies, other than the currency of the United States of America;

      (8) the method by which amounts of the preferred stock may be calculated and any price, currencies or currency exchange rates, commodity prices, equity indices or other factors relevant to the calculation;

      (9) the place or places where dividends and other payments on the preferred stock are payable and the identity of the transfer agent, registrar and dividend disbursement agent for the preferred stock; and

     (10) any additional dividend, liquidation, redemption, sinking fund, voting and other rights, preferences, privileges, limitations and restrictions.

     Unless otherwise specified in the prospectus supplement relating to a particular series of preferred stock, each series will rank equally in all respects with each other series.

DIVIDENDS

     Holders of preferred stock will be entitled to receive dividends when, as and if declared by our board of directors out of legally available funds and as permitted under the terms of our credit agreement. The rates and dates of payment of dividends will be described in the applicable prospectus supplement relating to each series of preferred stock. Each dividend will be payable to holders of record as they appear on our stock ledger on the record dates that are fixed by our board of directors. Different series of the preferred stock may be entitled to dividends at different rates or based upon different methods of determination and the rates may be fixed, variable or both. Dividends on any series of the preferred stock may be cumulative or noncumulative, as provided in the applicable prospectus supplement. Except as provided in the applicable prospectus supplement, no series of preferred stock will be entitled to participate in our earnings or assets.

LIQUIDATION RIGHTS

     Unless otherwise stated in the applicable prospectus supplement, in the event of our liquidation, dissolution or winding up, voluntarily or involuntarily, the holders of each series of our preferred stock will be entitled to receive liquidating distributions out of the assets available for distribution to shareholders, before any distribution of assets is made to holders of our common stock or any other class or series of stock ranking junior to the series of preferred stock. The liquidating distributions will be in the amount stated or determined by the applicable prospectus supplement plus all accrued and unpaid dividends up to the date of distribution for the current period and, if the preferred stock is cumulative, the previous dividend periods.

     If we voluntarily or involuntarily liquidate, dissolve or wind up, and the amounts payable relating to the preferred stock and any other shares of our stock of equal ranking in terms of liquidation rights are not paid in full, then the holders of our preferred stock and other securities will have a right to a ratable portion of our available assets, up to the full amount of liquidation preference that they have. The holders of the preferred stock will not be entitled to any other amounts once they have received the full payments to which they are entitled.

REDEMPTION AND SINKING FUND

     The prospectus supplement related to a series of preferred stock will describe any terms on which the preferred stock may be subject to optional or mandatory redemption, in whole or in part, or may have the benefit of a sinking fund.

VOTING RIGHTS

     The prospectus supplement related to a series of preferred stock will describe the voting rights, if any, of that preferred stock.

     Under Georgia law, even if we issue a series of preferred stock that does not have voting rights, holders of that series of preferred stock will nonetheless have the right to vote as a class upon any proposed amendment to the articles of incorporation that would:

     (1) increase or decrease the aggregate number of authorized shares of that series;

     (2) effect an exchange or reclassification of all or part of the shares of the series into shares of another series;

     (3) effect an exchange or reclassification, or create the right of exchange, of all or part of the shares of another class or series into shares of the series;

     (4) change the designation, rights, preferences or limitations of all or a part of the shares of the series;

     (5) change the shares of all or part of the series into a different number of shares of the same series;

     (6) limit or deny an existing preemptive right of all or part of the shares of the series;

     (7) cancel or otherwise affect rights to distributions or dividends that have accumulated but have not yet been declared on all or part of the shares of the series; or

     (8) cancel, redeem or repurchase all or part of the shares of the series.

     Georgia law also provides that shares of a series not otherwise entitled to vote on a merger are entitled to vote on a plan of merger if the plan contains a provision that, if contained in a proposed amendment to the articles of incorporation, would require approval by the holders of shares of that series.

CONVERSION AND EXCHANGE RIGHTS

     The prospectus supplement will indicate any terms on which shares of any series of preferred stock are convertible or exchangeable. The prospectus supplement will describe the securities or rights into which the preferred stock is convertible or exchangeable, and may include other preferred stock, debt securities, common stock, depositary shares or other securities, rights or property, or securities of other issuers, or any combination of our securities, rights and property and the securities of other issuers. The terms may include provisions for conversion, either mandatory, at the option of the holder, or at our option, in which case the prospectus supplement will state the time and manner of calculating the consideration to be received by the holders of the preferred stock.

TRANSFER AGENT AND REGISTRAR

     We will designate the transfer agent, registrar and dividend disbursement agent for the preferred stock in the applicable prospectus supplement.

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

     The following summary of the terms of our series A junior participating preferred stock is not complete and is qualified in its entirety by reference to our shareholder protection rights agreement and our articles of incorporation, which include the designation of the preferences, limitations and relative rights of the series A preferred stock. We have filed both the rights agreement and our articles of incorporation as exhibits to the registration statement of which this prospectus is part. You should also refer to the description of our rights agreement, including the description of the underlying rights, that is set forth above in the section entitled "Description of Our Common
Stock -- Shareholder Protection Rights Agreement."

  General

     We have designated 500,000 shares of our preferred stock as series A junior participating preferred stock, which is reserved for issuance under our shareholder protection rights agreement. We may from time to time increase or decrease the number of shares of series A preferred stock reserved for issuance under the rights agreement. We will not issue any shares of our series A preferred stock other than under the rights agreement.

  Dividends

     Each share of series A preferred stock will receive dividends at a rate per share equal to:

     (1) any dividends, except dividends payable in common stock, that are paid with respect to 150 shares of our common stock; and

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

     (2) on a quarterly basis, an amount per share of series A preferred stock equal to the excess of $1.00 over the total dividends per share of preferred stock during the immediately preceding three-month period.

  Liquidation Rights

     In the event of liquidation, each holder of series A preferred stock will receive a preferred liquidation payment equal to the greater of:

     (1) $1.00; or

     (2) 150 times the per share amount paid, or to be paid, in respect of a share of our common stock.

  Voting

     Each share of series A preferred stock, when issued, would currently be entitled to 150 votes per share, voting together and in the same class with our common stock.

  Participation Rights in Mergers and Consolidations

     In the event of any merger, consolidation, statutory share exchange or other transaction in which shares of our common stock are exchanged, each share of series A preferred stock will be entitled to receive the per share consideration paid in respect of 150 shares of our common stock. The rights of holders of our series A preferred stock as to dividends, liquidation and voting, and in the event of mergers, statutory share exchanges and consolidations, are protected by customary antidilution provisions.

                            DESCRIPTION OF WARRANTS

     The following summary describes generally the terms of warrants that we may offer from time to time in one or more series. The specific terms of a series of warrants will be described in the applicable prospectus supplement relating to that series of warrants along with any general provisions applicable to that series of warrants. The following description of the warrants, and any description of the warrants in a prospectus supplement, may not be complete and is subject to, and qualified in its entirety by reference to, the underlying warrant agreement, which we will file with the SEC at or prior to the time of the sale of the warrants. You should refer to, and read this summary together with, the warrant agreement and the applicable prospectus supplement to review all of the terms of a particular series of our preferred stock that may be important to you.

     We may issue warrants to purchase depositary shares, debt securities, shares of our common stock or preferred stock, or any combination of those securities. We may issue warrants independently or together with any other securities, and the warrants may be attached to, or separate from, any other securities. Each series of warrants will be issued under a separate warrant agreement between us and a warrant agent specified in the related prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of a series and will not assume any obligation or relationship of agency or trust for or with holders or beneficial owners of the warrants.

     The applicable prospectus supplement will describe the terms of any warrants, including the following:

     (1) the title of the warrants;

     (2) the total number of warrants;

     (3) the price or prices at which the warrants will be issued and sold;

     (4) the currency or currencies, including composite currencies or currency units, in which the price of the warrants may be payable;

     (5) the designation and terms of the securities purchasable upon exercise of the warrants;

     (6) the price at which, and the currency or currencies, including composite currencies or currency units, in which the securities purchasable upon exercise of the warrants may be purchased;

     (7) the date on which the right to exercise the warrants shall commence and the date on which that right will expire;

     (8)  whether the warrants will be issued in registered form or bearer form;

     (9) if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;

     (10) if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

     (11) information with respect to book-entry procedures, if any;

     (12) anti-dilution provisions of the warrants, if any;

     (13) redemption or call provisions, if any, that are applicable to the warrants;

     (14) if applicable, a summary of the United States federal income tax considerations; and

     (15) any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

     Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the respective underlying securities purchasable upon exercise of the warrants.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     We may issue either senior or subordinated debt securities. The senior debt securities will be issued under one or more senior indentures between us and Bank One, National Association, the senior indenture trustee, and the subordinated debt securities will be issued under one or more subordinated indentures between us and Bank One, National Association, the subordinated indenture trustee. Except for the subordination provisions included in the subordinated indenture, the provisions of the indentures are substantially the same. Each of the senior and subordinated indentures will be subject to, and governed by, the Trust Indenture Act of 1939, as amended, and we may supplement the indentures from time to time after we execute them.

     This prospectus summarizes what we believe to be the material provisions of the indentures and the debt securities that we may issue under the indentures. This summary is not complete and may not describe all of the provisions of the indentures or of any of the debt securities that might be important to you. For additional information, you should carefully read the forms of senior and subordinated indentures that are incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

     When we offer to sell a particular series of debt securities, we will describe the specific terms of those debt securities in a supplement to this prospectus. We will also indicate in the supplement whether the general terms in this prospectus apply to a particular series of debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, you should carefully read both this prospectus and the applicable supplement.

     In the summary below, we have included references to the section numbers of the indentures so that you can easily locate the related provisions in the indentures for additional detail. You should also refer to the indentures for the definitions of any capitalized terms that we use below but do not describe in this prospectus. When we refer to particular sections of the indentures or to defined terms in the indentures, we intend to incorporate by reference those sections and defined terms into this prospectus.

TERMS

     The debt securities will be our direct, unsecured obligations. The indebtedness represented by the senior debt securities will rank equally with all of our other unsecured and unsubordinated debt. The indebtedness represented by the subordinated debt securities will rank junior and subordinate in right of payment, to the extent and in the manner described in the subordinated indenture, to the prior payment in full of our senior debt, as described below under the section entitled "-- Subordination." We may, as described in a prospectus supplement, issue debt that is secured by our assets.

     The amount of debt securities we offer under this prospectus will be limited to the amount described on the cover of this prospectus. We may issue the debt securities, from time to time and in one or more series, as our board of directors may establish by resolution, or as we may establish in one or more supplemental indentures. We may issue debt securities with terms different from those of debt securities that we have previously issued (Section 301).

     Each of the indentures will provide that there may be more than one trustee under the indenture, each with respect to one or more series of debt securities. Any trustee under an indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to that series (Section 608). If two or more persons act as trustee with respect to different series of debt securities, each trustee shall be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee (Sections 101 and 609). Except as otherwise indicated in this prospectus or any prospectus supplement, each trustee may take any action described in this prospectus only with respect to the one or more series of debt securities for which it is trustee under the applicable indenture.

     You should refer to the applicable supplement to this prospectus relating to a particular series of debt securities for the specific terms of the debt securities, including, but not limited to:

     (1) the title of the debt securities and the ranking of the securities, including, for example, whether the debt securities are senior, subordinated or junior subordinated debt securities;

     (2) the total principal amount of the debt securities and any limit on the total principal amount issuable under such series or indenture;

     (3) the price, expressed as a percentage of the principal amount of the debt securities, at which we will issue the debt securities and any portion of the principal amount payable upon acceleration of the debt securities;

     (4) the terms, if any, by which holders of the debt securities may convert or exchange the debt securities for our common stock, our preferred stock, or any of our other securities or property;

     (5) if the debt securities are convertible or exchangeable, any limitations on the ownership or transferability of the securities or property into which holders may convert or exchange the debt securities;

     (6) the date or dates, or the method for determining the date or dates, on which we will be obligated to pay the principal of the debt securities and the amount of principal we will be obligated to pay;

     (7) the rate or rates, which may be fixed or variable, at which the debt securities of the series will bear interest, if any, or the method by which the rate or rates will be determined;

     (8) the date or dates, or the method for determining the date or dates, from which any interest will accrue on the debt securities, the dates on which we will be obligated to pay any interest, the regular record dates, if any, for the interest payments, or the method by which the dates will be determined, the persons to whom we will be obligated to pay interest, and the basis upon which interest will be calculated, if other than that of a 360-day year consisting of twelve 30-day months;

     (9) the place or places where the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, the debt securities will be payable, where the holders of the debt securities may surrender their debt securities for conversion, transfer or exchange, and where the holders may serve notices or demands to us in respect of the debt securities and the indenture;

     (10) the terms and conditions relating to the form and the denominations in which we will issue the debt securities if other than $1,000 or a multiple of $1,000;

     (11) if other than the trustee, the identity of each security registrar and/or paying agent for debt securities of the series;

     (12) the period or periods during which, the price or prices, including any premium or Make-Whole Amount, at which, the currency or currencies in which, and the other terms and conditions upon which, we may redeem the debt securities, at our option, if we have an option;

     (13) any right or obligation that we have to redeem, repay or purchase debt securities under any sinking fund or other provision or at the option of a holder of debt securities, and the terms and conditions upon which we will redeem, repay or purchase all or a portion of the debt securities under that obligation;

     (14) the currency or currencies in which we will sell the debt securities and in which the debt securities will be denominated and payable;

     (15) whether the amount of payment of principal of, and any premium, Make-Whole Amount or interest on, the debt securities of the series may be determined with reference to an index, formula or other method and the manner in which the amounts will be determined;

     (16) whether the principal of, and any premium, Make-Whole Amount, Additional Amounts or interest on, the debt securities of the series are to be payable, at our election or at the election of a holder of the debt securities, in a currency or currencies other than that in which the debt securities are denominated or stated to be payable, the period or periods during which, and the terms and conditions upon which, this election may be made, and the time and manner of, and identity of the exchange rate agent responsible for, determining the exchange rate between the currency or currencies in which the debt securities are denominated or stated to be payable and the currency or currencies in which the debt securities will be payable;

     (17) any provisions granting special rights to the holders of the debt securities of the series at the occurrence of named events;

     (18) any additions to, modifications of or deletions from the terms of the debt securities with respect to the events of default or covenants contained in the applicable indenture;

     (19) whether the debt securities of the series will be issued in certificated or book-entry form and the related terms and conditions, including whether any debt securities will be issued in temporary and/or permanent global form, and if so, whether the owners of interests in any permanent global debt security may exchange those interests for debt securities of that series and of like tenor of any authorized form and denomination and the circumstances under which any exchanges may occur, if other than in the manner provided in the indenture (Section 305), and, if debt securities of or within the series are to be issuable as a global debt security, the identity of the depositary for such series;

     (20) the date as of which any temporary global debt security representing outstanding securities of or within the series will be dated if other than the date of original issuance of the first debt security of the series to be issued;

     (21) if the debt securities will be issued in definitive form only upon our receipt, or the trustee's receipt, of certificates or other documents, or upon the satisfaction of conditions, a description of those certificates, documents or conditions;

     (22) if the debt securities will be issued upon the exercise of debt warrants, the time, manner and place for the debt securities to be authenticated and delivered;

     (23) the extent to which the debt securities are subordinated to other indebtedness;

     (24) any other terms of the debt securities or of any guarantees issued in connection with the debt securities not inconsistent with the provisions of the applicable indenture;

     (25) the applicability, if any, of the defeasance and covenant defeasance provisions of the indenture, as described below under "-- Discharge, Defeasance and Covenant Defeasance;"

     (26) any applicable United States federal income tax consequences, including whether and under what circumstances we will pay any Additional Amounts, as contemplated in the applicable indenture on the debt securities, to any holder who is not a United States person in respect of any tax, assessment or governmental charge withheld or deducted and, if we will pay Additional Amounts, whether, and on what terms, we will have the option to redeem the debt securities in lieu of paying the Additional Amounts;

     (27) any other covenant or warranty included for the benefit of the debt securities of the series;

     (28) any proposed listing of the debt securities on any securities exchange or market; and

     (29) any other terms of the debt securities not inconsistent with the provisions of the applicable indenture (Section 301).

     The debt securities may provide for less than their entire principal amount to be payable if we accelerate their maturity as a result of the occurrence and continuation of an event of default (Section 502). If this is the case, the debt securities would have what is referred to as "original issue discount." Any special United States federal income tax, accounting and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

     We may issue debt securities from time to time, with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currencies or currency exchange rates, commodity prices, equity indices or other factors. Holders of debt securities with these features may receive a principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on the applicable dates, depending upon the value on those dates of the applicable currencies or currency exchange rates, commodity prices, equity indices or other factors.

     Information as to the methods for determining the amount of principal or interest payable on any date, the currencies or currency exchange rates, commodity prices, equity indices or other factors to which the amount payable on that date is linked and additional tax considerations will be included in the applicable prospectus supplement. All debt securities of any one series will be substantially identical, except as to denomination, in the case of debt securities issued in global form, and except as may otherwise be provided by a resolution of our board of directors or in any supplement to the indentures. We are not required to issue all of the debt securities of a series at the same time, and, unless otherwise provided in the applicable indenture or supplement, we may re-open a series without the consent of the holders of the debt securities of that series to issue additional debt securities of that series.

     The indentures do not contain any provisions that limit our ability to incur indebtedness or that would protect holders of debt securities in the event we become a party to a highly-leveraged or similar transaction in which we would incur or acquire a large amount of additional debt. You should refer to the applicable prospectus supplement for information regarding any deletions from, modifications of, or

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

additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

GUARANTEES

     Unless otherwise indicated in the applicable prospectus supplement, our debt securities will be unconditionally and irrevocably guaranteed on a senior or subordinated basis by all of our material subsidiaries, which currently include RARE Hospitality Management, Inc., Bugaboo Creek Holdings, Inc. and Capital Grille Holdings, Inc. Such guarantees will cover the timely payment of the principal of, and any premium, interest or sinking fund payments on, the debt securities, whether we make the payment at a maturity date, as a result of acceleration or redemption, or otherwise.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

     Unless the applicable prospectus supplement states otherwise, any debt securities of any series that we issue in registered form will be issued in denominations of $1,000 and multiples of $1,000 (Section 302).

     Unless the applicable prospectus supplement states otherwise, the principal of, and any premium, Make-Whole Amount, or interest on, any series of debt securities will be payable in the currency designated in the prospectus supplement at the corporate trust office of the trustee. At our option, however, payment of interest may be made by check mailed to the address of the person entitled to the interest payment as it appears in the security register for the series or by wire transfer of funds to that person at an account maintained within the United States (Sections 301, 305, 307 and 1002). We may at any time designate additional paying agents or rescind the designation of any paying agents or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for any series. All monies that we pay to a paying agent for the payment of any principal of, and premium or any premium, Make-Whole Amount, interest or Additional Amounts on, any debt security which remains unclaimed at the end of two years after that payment became due and payable will be repaid to us. After that time, the holder of the debt security will be able to look only to us for payment (Section 1003).

     Any interest that we do not punctually pay on any interest payment date with respect to a debt security will cease to be payable to the holder on the applicable regular record date and may either:

     (1) be paid to the holder at the close of business on a special record date for the payment of defaulted interest, to be determined by the applicable trustee, (Sections 101 and 307); or

     (2) be paid at any time in any other lawful manner, as more fully described in the applicable indenture.

     Subject to certain limitations imposed upon debt securities issued in book-entry form, debt securities of any series will be exchangeable for other debt securities of the same series and of the same total principal amount and authorized denomination upon the surrender of the debt securities at the corporate trust office of the applicable trustee. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for conversion, transfer or exchange at the corporate trust office of the applicable trustee. Every debt security surrendered for conversion, transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. There will be no service charge for any transfer or exchange of any debt securities, but we may require holders to pay any tax or other governmental charge payable in connection with the transfer or exchange (Section 305).

     If the applicable prospectus supplement refers to us designating any transfer agent for any series of debt securities, in addition to the applicable trustee, we may at any time remove the transfer agent or approve a change in the location at which the transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for any series of debt securities. We may at any time designate additional transfer agents with respect to any series of debt securities (Section 1002).

     Neither we nor any trustee will be required to do any of the following:

     (1) issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before there is a selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing or publication of the relevant notice of redemption;

     (2) issue, register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being only partially redeemed; or

     (3) issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security that will not be partially or entirely repaid (Section 305).

GLOBAL DEBT SECURITIES

     The debt securities of a series may be issued in the form of one or more fully registered global securities that will be deposited with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to the series and registered in the name of the depositary or its nominee. In this case, we will issue one or more global securities in a denomination or total denominations equal to the portion of the total principal amount of outstanding registered debt securities of the series to be represented by the global security or securities. We expect that any global securities issued in the United States would be deposited with The Depository Trust Company, as depositary. We may issue any global securities in fully registered form on a temporary or permanent basis. Unless and until a global security is exchanged for debt securities in definitive registered form, a global security may not be transferred except as a whole by the depositary to its nominee or by a nominee to the depositary or another nominee, or by the depositary or its nominee to a successor of the depositary or the successor depositary's nominee.

     The specific terms of the depositary arrangement with respect to any series of debt securities to be represented by a registered global security will be described in the applicable prospectus supplement. We anticipate that the following provisions will apply to depositary arrangements.

     Ownership of beneficial interests in a global security will be limited to persons that have accounts with, or are participants of, the depositary for the registered global security, or persons that may hold interests through participants. When we issue a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the debt securities represented by the global security owned by those participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in an offering of the debt securities, or by us or the trustee if we are directly offering the debt securities. The participants' ownership, and any transfer, of a registered global security will be shown on records maintained by the depositary, and ownership of persons who hold debt securities through participants will be reflected on the records of the participants. State and federal laws may impair a person's ability to own, transfer or pledge interests in a registered global securities.

     So long as the depositary or its nominee is the registered owner of the global security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form, and will not be considered the owners or holders of the debt securities under the applicable indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the depositary's procedures and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the applicable indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through those participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

     Payments of principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, a registered global security will be made to the depositary or its nominee, as the case may be, as the registered owners of the global security. Neither we, the trustee, the paying agent nor the registrar, nor any other agent of ours or of the trustee, will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     We expect that once the depositary receives any payment of principal of, any premium, Make-Whole Amounts, interest or Additional Amount on, a registered global security, the depositary will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global security, as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in the registered global security held through the participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participants.

     If the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency under the Securities Exchange Act of 1934, as amended, and we do not appoint a successor depositary within 90 days, we will issue debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more global securities and, in such event, we will issue debt securities in definitive form in exchange for all of the global security or securities representing the debt securities. We will register any debt securities issued in definitive form in exchange for a global security in the name or names that the depositary provides to the trustee. We expect that those names will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global security.

MERGER, CONSOLIDATION OR SALE

     We may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other corporation, trust or entity provided that:

     (1) we are the survivor in the transaction, or the survivor, if not us, is an entity organized under the laws of the United States or a state of the United States which expressly assumes by supplemental indenture the due and punctual payment of the principal of, and any premium, Make-Whole Amount, interest and Additional Amounts on, all of the outstanding debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in each indenture;

     (2) immediately after giving effect to the transaction and treating any indebtedness that becomes an obligation of ours or one our subsidiaries as a result of the transaction as having been incurred by us or our subsidiary at the time of the transaction, there is no event of default under the indenture, and no event which, after notice or the lapse of time, or both, would become an event of default; and

     (3) we deliver a certificate, signed by one of our officers, and an opinion of our legal counsel, as to the satisfaction of conditions contained in the applicable indenture (Sections 801 and 803).

     This covenant would not apply to any recapitalization transaction, a change of control of our company or a transaction in which we incur a large amount of additional debt unless the transactions or change of control included a merger, consolidation or transfer or lease of substantially all of our assets. Except as may be described in the applicable prospectus supplement, there are no covenants or other provisions in the indentures providing for a "put" right or increased interest or that would otherwise afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of our company or a transaction in which we incur a large amount of additional debt.

CERTAIN COVENANTS

  Existence

     Except as permitted under the section entitled "-- Merger, Consolidation or Sale" above, we will do or cause to be done all things necessary to preserve and keep our legal existence, rights and franchises in full force and effect. We will not, however, be required to preserve any right or franchise if we determine that the preservation of that right or franchise is no longer desirable in the conduct of our business and that its loss is not disadvantageous in any material respect to the holders of any debt securities (Section 1005).

  Maintenance of Properties

     We will cause all of our material properties used or useful in the conduct of our business, or the business of any of our subsidiaries, to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment. We will also cause to be made all necessary repairs, renewals, replacements and improvements of those properties, as we in our judgment believe is necessary to properly carry on the business related to those properties. We will not, however, be prevented from selling or otherwise disposing of our properties, or the properties of our subsidiaries, in the ordinary course of business (Section 1006).

  Insurance

     We and each of our subsidiaries must keep all of our insurable properties insured against loss or damage with commercially reasonable amounts and types of insurance provided by insurers of recognized responsibility (Section 1007).

  Payment of Taxes and Other Claims

     We will pay or discharge, or cause to be paid or discharged, before they become delinquent, the following:

     (1) all taxes, assessments and governmental charges levied or imposed upon us or any of our subsidiaries, or upon the income, profits or property of us or of any of our subsidiaries; and

     (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of any of our subsidiaries.

     We will not, however, be required to pay or discharge, or cause to be paid or discharged, any tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings (Section 1008).

  Provision of Financial Information

     Whether or not we are subject to Section 13 or 15(d) of the Exchange Act, we will, within 15 days of each of the respective dates by which we are or would have been required to file annual reports, quarterly reports and other documents with the SEC pursuant to Sections 13 and 15(d):

     (1) file with the applicable trustee copies of the annual reports, quarterly reports and other documents that we are or would be required to file with the SEC under Sections 13 and 15(d) of the Exchange Act; and

     (2) promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of those documents to holders and any prospective holders of debt securities (Section 1009).

  Waiver of Certain Covenants

     We may choose not to comply with any term, provision or condition of the foregoing covenants, or with any other term, provision or condition with respect to the debt securities of a series if, before or after the time for compliance, the holders of at least a majority in principal amount of all outstanding debt securities of the series either waive the compliance in that particular instance or in general waive compliance with that covenant or condition. This does not apply to any terms, provisions or conditions that, by their terms, cannot be amended without the consent of all holders of debt securities of the series. Unless the holders expressly waive compliance with a covenant and the waiver has become effective, our obligations and the duties of the trustee in respect of any term, provision or condition will remain in full force and effect (Section
1012).

  Additional Covenants

     The applicable prospectus supplement may describe additional covenants, elimination of the covenants described above or modifications to such covenants with respect to a particular series of debt securities.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Except as otherwise provided in the applicable prospectus supplement, the following events are "events of default" with respect to any series of debt securities that we may issue under the indentures:

     (1) we fail for 30 days to pay any installment of interest or any Additional Amounts payable on any debt security of that series when due;

     (2) we fail to pay the principal of, or any premium or Make-Whole Amount on, any debt security of that series when due, either at maturity, redemption or otherwise;

     (3) we fail to make any sinking fund payment or make any mandatory redemption as required for any debt security of that series;

     (4) we breach or fail to perform any covenant contained in the indenture, other than a covenant added solely for the benefit of a different series of debt securities issued under the same indenture, and our breach or failure to perform continues for 60 days after we have received written notice of our breach or failure to perform;

     (5) we default under a bond, debenture, note, mortgage or instrument or other evidence of indebtedness for money borrowed by us, or by any subsidiaries of ours that we have guaranteed, that has a principal amount outstanding of $10,000,000 or more, other than indebtedness which is non-recourse to us or our subsidiaries, which default has caused the indebtedness to become due and payable earlier than it would otherwise have become due and payable, and the acceleration has not been rescinded or annulled within 60 days after written notice was provided to us in accordance with the indenture;

     (6) any guarantee ceases to be in full force and effect or is declared null and void or any guarantor denies that it has any further liability under any guarantee, or gives notice to such effect (other than by reason of the termination of the indenture or release of any such guarantee in accordance with the indenture) and such condition continues for a period of 30 days;

     (7) the bankruptcy, insolvency or reorganization or court appointment of a receiver, liquidator or appointment of a trustee for us or of any of our important subsidiaries, or for all or substantially all of our properties or the properties of our important subsidiaries; and

     (8) any other event of default described in the applicable prospectus supplement and indenture (Section 501).

     If there is a continuing event of default with respect to outstanding debt securities of a series, then the applicable trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series, voting as a single class, may declare immediately due and payable the principal amount or other amount as may be specified by the terms of those debt securities and any premium or Make-Whole Amount on the debt securities of that series. However, at any time after an acceleration with respect to debt securities of a series has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of not less than a majority in principal amount of the outstanding debt securities of that series may cancel the acceleration and its consequences if:

     (1) we deposit with the applicable trustee all required payments of the principal of, and any premium, Make-Whole Amount, interest, and Additional Amounts on, the applicable debt securities, plus fees, expenses, disbursements and advances of the applicable trustee; and

     (2) all events of default, other than the nonpayment of accelerated principal, premium, Make-Whole Amount or interest, with respect to the applicable debt securities have been cured or waived as provided in the applicable indenture (Section 502).

     Each indenture may provide that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default with respect to that series and its consequences, except a default involving:

     (1) our failure to pay the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, any debt security; or

     (2) a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holders of each outstanding debt security affected by the default (Section 513).

     The trustee is generally required to give notice to the holders of debt securities of each affected series within 90 days of a default unless the default has been cured or waived. The trustee may, however, withhold notice of default unless the default relates to:

     (1) our failure to pay the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, any debt security; or

     (2) any sinking fund installment for any debt securities of that series, if the responsible officers of the trustee consider it to be in the interest of the holders of the debt securities of that series (Section
         601).

     Each indenture may provide that no holder of debt securities of any series may institute a proceeding with respect to the indenture or for any remedy under the indenture, unless the applicable trustee fails to act, for 60 days, after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of that series, as well as an offer of indemnity reasonably satisfactory to the trustee (Section 507). This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, the debt securities at their respective due dates (Section 508).

     Subject to provisions in each indenture relating to the trustee's duties in case of default, the trustee is not under an obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of any series of debt securities then outstanding, unless the holders have offered to the trustee security or indemnity satisfactory to it (Section 602). Subject to these provisions for the indemnification of the trustee, the holders of not less than a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon the trustee. The trustee may, however, refuse to follow any direction which conflicts with any law or the applicable indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of the applicable series not joining in the direction (Section 512).

     Within 120 days after the close of each fiscal year, we must deliver to each trustee a certificate, signed by one of several specified officers, stating that officer's knowledge of our compliance with all the conditions and covenants under the applicable indenture, and, in the event of any noncompliance, specifying the noncompliance and the nature and status of the noncompliance (Section 1010).

MODIFICATION OF THE INDENTURES

     The holders of not less than a majority in principal amount of all outstanding debt securities issued under an indenture must consent to any modifications and amendments of the indenture. However, no modification or amendment may, without the consent of all of the holders of the debt securities affected, do any of the following:

     (1) change the stated maturity of the principal of, or any premium, Make-Whole Amount, installment of principal of, interest or Additional Amounts payable on, any debt security;

     (2) reduce the principal amount of, or the rate or amount of interest on, any premium or Make-Whole Amount payable on redemption of, or any Additional Amounts payable with respect to, any debt security;

     (3) reduce the amount of principal of an original issue discount security or any Make-Whole Amount that would be due and payable upon declaration of acceleration of the maturity of the original discount or other security, or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any debt security;

     (4) change the place of payment or the currency or currencies of payment of the principal of, and any premium, Make-Whole Amount, interest, or Additional Amounts on, any debt security;

     (5) impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

     (6) reduce the percentage of the holders of outstanding debt securities of any series necessary to modify or amend the applicable indenture, to waive compliance with provisions of the indenture or defaults and consequences under the indenture, or to reduce the quorum or voting requirements contained in the indenture; or

     (7) modify any of the foregoing provisions or any of the provisions relating to the waiver of past defaults or covenants, except to increase the required percentage of holders necessary to effect that action or to provide that other provisions may not be modified or waived without the consent of the holder of the debt security (Section
         902).

     The holders of not less than a majority in principal amount of outstanding debt securities have the right to waive compliance by us with some of the covenants in the indenture (Section 1012). We and the relevant trustee may modify or amend an indenture, without the consent of any holder of debt securities, for any of the following purposes:

     (1) to evidence the succession of another person to us as obligor under the indenture;

     (2) to add to our existing covenants additional covenants for the benefit of the holders of all or any series of debt securities, or to surrender any right or power conferred upon us in the indenture;

     (3) to add events of default for the benefit of the holders of all or any series of debt securities;

     (4) to permit or facilitate the issuance of debt securities in uncertificated form, provided that this action will not adversely affect the interests of the holders of the debt securities of any series in any material respect;

     (5) to add, change or eliminate any provisions of an indenture, provided that any addition, change or elimination shall become effective only when there are no outstanding debt securities of any series created prior to the change which are entitled to the benefit of the applicable provision;

     (6) to secure the debt securities;

     (7) to establish the form or terms of debt securities of any series, including the provisions and procedures, if applicable, for the conversion or exchange of the debt securities into our common stock, preferred stock or other securities or property;

     (8) to provide for the acceptance or appointment of a successor trustee or facilitate the administration of the trusts under an indenture by more than one trustee;

     (9) to cure any ambiguity, defect or inconsistency in an indenture, provided that the action does not adversely affect the interests of holders of debt securities of any series issued under that indenture;

    (10) to authenticate and deliver additional series of debt securities or to qualify, or maintain qualification of, an indenture under the Trust Indenture Act; or

    (11) to supplement any of the provisions of an indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of debt securities, provided that the action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect (Section 901).

SUBORDINATION

     Unless otherwise indicated in the applicable prospectus supplement for a particular series of subordinated debt securities, the following provisions will apply to subordinated debt securities. Any section references discussed below refer to provisions in the subordinated indenture.

     Upon any distribution to our creditors in the case of a liquidation, dissolution, bankruptcy, insolvency or reorganization, the payment of the principal of, and any interest and premium on, the subordinated debt securities will be subordinated, to the extent provided in the subordinated indenture, to the prior payment in full of all senior debt (Sections 1801 and 1802). Our obligation to make payment of the principal of, and interest on, the subordinated securities will not otherwise be affected (Section 1808).

     We may not make payments of principal, interest or premium on the subordinated debt securities at any time that:

     (1) we are in default on any payment with respect to our senior debt;

     (2) we are in default with respect to any senior debt, which results in the acceleration of the maturity of the senior debt; or

     (3) there is a judicial proceeding pending with respect to any such default and we receive notice of the default (Section 1803).

     We may resume payments on the subordinated debt securities when the default is cured or waived, or if the subordination provisions of the subordinated indenture otherwise permit payment at that time (Section 1803). After we have paid all of our senior debt in full, holders of our subordinated debt securities will still be subrogated to the rights of holders of our senior debt to the extent that payments otherwise payable to holders of our subordinated debt securities have been made to holders of senior debt, until we pay all of our subordinated debt securities in full (Section 1807). Because of this subordination, in the event that we distribute our assets upon insolvency, some of our general creditors may recover more on a proportionate basis than holders of the subordinated debt securities.

     There is no limit on the amount of senior debt that we may incur. There are no restrictions in the subordinated indenture upon the creation of additional senior debt or other indebtedness.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Unless the terms of a series of debt securities provide otherwise, under each indenture, we may discharge some of our obligations to holders of any series of debt securities that:

     (1) have not already been delivered to the applicable trustee for cancellation and that either have become due and payable or will become due and payable within one year; or

     (2) are scheduled for redemption within one year.

     We can discharge these obligations by irrevocably depositing with the applicable trustee funds in the currency or currencies in which the debt securities are payable in an amount sufficient to pay the entire indebtedness on those debt securities, including principal of, and any premium, Make-Whole Amount, interest and Additional Amounts on, the debt securities on and up to the date of such deposit, or, if the debt securities have become due and payable, on and up to the stated maturity or redemption date, as the case may be (Section
401).

     In addition, if the terms of the debt securities of a series permit us to do so, we may elect either of the following:

     (1) to defease and be discharged from any and all obligations with respect to the debt securities, except our obligations to (Section 1402):

        - pay any Additional Amounts upon the occurrence of several particular tax and other events;

        - register the transfer or exchange of the debt securities;

        - replace temporary or mutilated, destroyed, lost or stolen debt securities;

        - maintain an office or agency for the debt securities; and

        - hold monies for payment in trust; or

     (2) to be released from our obligations with respect to the debt securities under sections of the indenture described under "-- Certain Covenants" or, if permitted by the terms of the debt securities, our obligations with respect to any other covenant.

     If we choose to be released from our obligations under the covenants, our failure to comply with any of the obligations imposed on us by the covenants will not constitute a default or an event of default with respect to the debt securities (Section 1403). However, to make either election, we must irrevocably deposit with the applicable trustee an amount, in such currency or currencies in which the debt securities are payable at stated maturity, or in government obligations (Section 101), or both, that will provide sufficient funds to pay the principal of, and any premium, Make-Whole Amount, interest and Additional Amounts on, the debt securities, and any mandatory sinking fund or similar payments on the debt securities, on the relevant scheduled due dates.

     We may defease and discharge our obligations, as described in the preceding paragraphs, only if, among other things, we have delivered to the applicable trustee an opinion of counsel to the effect that:

     (1) the holders of the debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance described in the previous paragraphs and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred; and

     (2) in the case of defeasance, the opinion of counsel must refer to, and be based upon, a ruling of the Internal Revenue Service or a change in applicable United States federal income tax laws occurring after the date of the indenture (Section 1404).

     Unless otherwise provided in the applicable prospectus supplement, if, after we have deposited funds and/or government obligations to effect defeasance or covenant defeasance with respect to debt securities of any series:

     (1) the holder of a debt security of the series elects to receive payment in a currency other than that in which the deposit has been made in respect of the debt security (Section 301); or

     (2) a conversion event, as defined below, occurs in respect of the currency in which the deposit has been made;

then the indebtedness represented by the debt security will be fully discharged and satisfied through the payment of the principal of, and any premium, Make-Whole Amount, interest and Additional Amounts on, the debt security as they become due, out of the proceeds yielded by converting the amount deposited in respect of the debt security into the currency in which the debt security becomes payable as a result of the holder's election or the cessation of usage based on the applicable market exchange rate (Section 1405).

     Unless otherwise provided in the applicable prospectus supplement, a "conversion event" means the cessation of use of:

     (1) a currency issued by the government of one or more countries other than the United States, both by the government of the country that issued that currency and for the settlement of transactions, by a central bank or other public institutions of or within the international banking community;

     (2) the European Community, both within the European Monetary System and, for the settlement of transactions, by the public in situations involving the European Community; or

     (3) any currency for the purposes for which it was established (Section
         101).

     Unless otherwise provided in the applicable prospectus supplement, we will make all payments of principal of, and any premium, Make-Whole Amount, interest and Additional Amounts on, any debt security that is payable in a foreign currency that ceases to be used by its government of issuance in United States dollars.

     In the event that we effect covenant defeasance with respect to any debt securities and the debt securities are declared due and payable because of the occurrence of an event of default other than:

     (1) the event of default described in clause (4) under the first paragraph of "-- Events of Default, Notice and Waiver," which would no longer be applicable to the debt securities of that series (Sections 1004 to 1009); or

     (2) the event of default described in clause (8) under "-- Events of Default, Notice and Waiver" with respect to a covenant as to which there has been covenant defeasance;

then the amount on deposit with the trustee will still be sufficient to pay amounts due on the debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default. In this case, we would remain liable to make payment of the amounts due at the time of acceleration.

     The applicable prospectus supplement may describe any additional provisions permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to a particular series of debt securities.

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

CONVERSION AND EXCHANGE RIGHTS

     The terms on which debt securities of any series are convertible into or exchangeable for our common stock, preferred stock or other securities or property will be described in the applicable prospectus supplement. These terms will include:

     (1) the conversion or exchange price, or the manner of calculating the price;

     (2) the exchange or conversion period;

     (3) whether the conversion or exchange is mandatory, or voluntary at the option of the holder or at our option;

     (4) any restrictions on conversion or exchange in the event of redemption of the debt securities and any restrictions on conversion or exchange; and

     (5) the means of calculating the number of shares of our common stock, preferred stock or other securities or property to be received by the holders of debt securities.

     The conversion or exchange price of any debt securities of any series that are convertible into our common stock or preferred stock may be adjusted for any stock dividends, stock splits, reclassification, combinations or similar transactions, as set forth in the applicable prospectus supplement (Article Sixteen).

GOVERNING LAW

     The indentures are governed by and shall be construed in accordance with the laws of the State of New York.

REDEMPTION OF DEBT SECURITIES

     We may opt at any time to partially or entirely redeem the debt securities. The debt securities may also be subject to optional or mandatory redemption on terms and conditions described in the applicable prospectus supplement.

     From and after notice has been given as provided in the indenture, if funds for the redemption of any debt securities called for redemption shall have been made available on the redemption date, the debt securities will cease to bear interest on the date fixed for the redemption specified in the notice, and the only right of the holders of the debt securities will be to receive payment of the redemption price.

                              PLAN OF DISTRIBUTION

     We may from time to time offer and sell the securities described in this prospectus directly to purchasers, or to or through underwriters, dealers or designated agents. We will name any underwriter or agent involved in the offer and sale of the securities in the applicable supplement to this prospectus. We may sell the securities:

     - at a fixed price or prices, which may be changed;

     - at market prices prevailing at the time of sale;

     - at prices related to prevailing market prices; or

     - at negotiated prices.

     We also may authorize underwriters acting as our agents to offer and sell the securities upon terms and conditions that will be described in the applicable prospectus supplement.

     If we use underwriters to assist us in the offer and sale of the securities, the underwriters may act as our agents, and we may pay the underwriters in the form of discounts, concessions or commissions. These underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any persons whom we use to assist us in the offer and sale of the securities may be deemed to be underwriters, and any discounts or commissions that they receive from us or from their resale of the securities may be deemed to be underwriting discounts and commissions under the securities laws. The obligations of the underwriters to purchase our securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all the securities of a series if any are purchased.

     Each time that we use this prospectus to sell securities, we will also provide a prospectus supplement that contains the specific terms about those securities and about the offering. We will identify any underwriter or agent that we use, as well as any compensation that these underwriters or agents will receive from us or otherwise, in the applicable prospectus supplement. The prospectus supplement will also include information regarding the terms of our relationship with any underwriters or agents, their obligations with respect to that offering, and information regarding the proceeds that we will receive and our expected use of those proceeds.

     Unless we indicate otherwise in the related prospectus supplement, the securities will be a "new issue" with no established trading market, other than our common stock which is listed on the Nasdaq National Market, or "Nasdaq." If we sell common stock under this prospectus and the related supplement, the common stock will be listed on Nasdaq, subject to our giving official notice to Nasdaq of our sale of additional shares of common stock. We may elect to list any of the other securities on a securities exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but no underwriter will be obligated to do so. If any underwriter does make a market in series of the securities, that underwriter may discontinue its market-making activities at any time without notice to us or to you.

     If we use dealers to assist us in the offer and sale of the securities we will likely sell the securities to those dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by the dealers at the time of resale. We will include the names of the dealers and the terms of any transactions involving the dealers in the applicable prospectus supplement.

     We may authorize agents or underwriters to solicit offers by some types of institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts. These contracts will provide for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of these contracts will be described in the applicable prospectus supplement.

     We may enter into agreements with underwriters, dealers and agents who agree to assist us in the offer and sale of the securities. Under these agreements, we may agree to indemnify the underwriters, dealers and agents against certain liabilities, including liabilities under the securities laws, and we also may agree to contribution relating to any payments that the underwriters, dealers or agents may be required to make under the securities or other laws. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

     Any underwriters, dealers or agents that assist us in the offer and sale of the securities may engage in transactions with or perform services for us in the ordinary course of business.

                                 LEGAL OPINIONS

     The legality and validity of the securities offered by this prospectus, as well as certain federal income tax matters, will be passed upon for us by Alston & Bird LLP, Atlanta, Georgia.

                                    EXPERTS

     The consolidated financial statements of RARE Hospitality International, Inc. as of December 26, 1999 and December 27, 1998 and for each of the years in the three-year period ended December 26, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference, herein, and upon the authority of said firm as experts in accounting and auditing.
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

                  (RARE HOSPITALITY INTERNATIONAL, INC. LOGO)

                      RARE HOSPITALITY INTERNATIONAL, INC.

                                2,000,000 SHARES
                                  COMMON STOCK

                      ------------------------------------
                             PROSPECTUS SUPPLEMENT
                                FEBRUARY 1, 2001
                      ------------------------------------

                          FIRST UNION SECURITIES, INC.